EXHIBIT D-2


                                 STATE OF NEW JERSEY
                              Board of Public Utilities
                                  Two Gateway Center
                                   Newark, NJ 07102




                                                             ELECTRIC

          IN THE MATTER OF THE PETITION OF    )
          JERSEY CENTRAL POWER & LIGHT COMPANY)        DECISION AND ORDER
          FOR APPROVAL OF A SERVICE AGREEMENT )
          WITH GPU NUCLEAR CORPORATION        )        DOCKET NO. EM95010030



                               (SERVICE LIST ATTACHED)


          BY THE BOARD:

               Jersey Central Power & Light Company ("JCP&L"), "Company", or "Petitioner") is a wholly owned subsidiary of General Public Utilities Corporation ("GPU") which is a registered public utility holding company under the Public Utility Holding Company act of 1935. JCP&L provides electric service to various portions of the State of New Jersey. JCP&L is an affiliate of GPU's other subsidiaries including Metropolitan Edison Company ("Met-Ed"), Pennsylvania Electric Company ("Penelec"), GPU Service Company ("GPUGC") [sic], GPU Nuclear Corporation ("GPUNC"), GPU Generating Corporation ("GPUGC"), and Energy Initiatives, Inc.("EII"), (collectively, the "GPU Companies").

               GPUNC was organized for the safe operation, maintenance, rehabilitation, design, construction, start-up, testing and related research and development of all nuclear generating facilities owned by the GPU Operating Companies. GPUNC commenced operation on or about January 1, 1982. Since that time, GPUNC has been responsible for the operation and maintenance of Three Mile Island Unit No. 1 and Oyster Creek generating units and for the clean-up of Three Mile Island Unit No. 2 which was disabled in an accident on March 28, 1979. GPUNC is also responsible for the monitoring and maintenance of the Saxton Nuclear Experimental Corporation's nuclear facility.

               On January 13, 1995, pursuant to N.J.S.A. 48:3-7.1 and N.J.A.C. 14:l-5.1, JCP&L filed a petition with the Board requesting approval of a Service Agreement with GPUNC, wherein GPUNC proposes to perform for JCP&L, and the other GPU companies as and when requested, a range of non-nuclear technical, training, management and consulting services including, but not limited to the following:





               a)   Plant Operation and Maintenance:
                    Providing services, as available, for scheduled and non-scheduled maintenance functions for the non-nuclear plants of JCP&L. Such services shall include, but not be limited to: plant operations; management and supervision; written work instructions and planning; craft coordination and supervision; estimating and scheduling; contracting and purchasing; non-nuclear engineering assistance; building maintenance; grounds maintenance; mechanical maintenance; electrical maintenance and equipment maintenance.

               b)   Plant Inspections and Risk Analysis:
                    Conducting plant inspections and performing probabilistic risk assessments of JCP&L's non-nuclear plants and plant systems including the use of robotic devices and techniques to conduct such inspections and analysis.

               c)   Plant Equipment Corrosion Control and Failure Analysis:
                    Assessing the potential corrosion risks and processes in JCP&L's non-nuclear plant systems and providing recommendations for corrective action; investigating system and equipment failures and providing recommendations for corrective action; and using ultrasonic and other inspection techniques to monitor and assess plant systems and equipment for possible degradation from erosion or corrosion.

               d)   Engineering and Design Services:
                    Providing technical design and engineering services for JCP&L's non-nuclear plant modifications and for the resolution of operating and maintenance issues.

               e)   Plant Life Extension Analysis:
                    Reviewing JCP&L's non-nuclear plant facility structures, systems and components and performing technical procedures and processes that may be necessary to extend the useful life of such plant facilities.

               f)   Project and Construction Management:
                    Providing to JCP&L non-nuclear project and construction management and supervision; project controls (from project design to project completion), such as planning, estimating, cost engineering, scheduling and procurement; craft coordination and supervision; construction compliance and review assistance; design and engineering assistance; project permitting; and contract and procurement assistance in connection with a variety of projects, including, but not limited to: construction of buildings, underground piping and utilities, major concrete foundation, mechanical piping and equipment, roofing and renovations, disposal and shutdown.



               g)   Plant Modification, Design, Installation,  Evaluation &
                    Testing:
                    Providing to JCP&L guidelines, criteria, designs, drawings, material selection, specifications, and analyses in support of non-nuclear plant modifications; organizing, planning and coordinating engineering project activities with regard to technical adequacy, schedule and cost; performing start-up and test activities to assure new or modified plants, facilities and systems are systematically tested to conform with technical requirements.

               h)   Environmental Protection Services:
                    Providing to JCP&L EPA and State-required environmental sampling and analysis; environmental impact statements; hazardous waste management; bioremediation of petroleum contaminated soil; and regulatory affairs and rule making review assistance.

               i)   Emergency Preparedness Training and Services:
                    Providing JCP&L with general emergency preparedness support; emergency preparedness training and consultation; and assisting in emergency preparedness communications with state and local government authorities.

               j)   Quality Assurance Services:
                    Providing  quality  assurance supervisory  services for
                    contractors  performing   inspections  or  construction
                    activities at JCP&L's non-nuclear facilities.

               k)   Training Programs:
                    Providing non-nuclear training services and programs to JCP&L such as computer-based training; instructor training; management and supervisory training; fire protection training; facility security training;
                    mechanical maintenance training; chemistry training; electrical, instrument & control training; safety and environmental training; and development of Performance Based Training Programs using GPUNC's Training and Education Data Base Software System.

               l)   Plant Management Consulting and Operation Analysis:
                    Providing JCP&L with situational expertise and guidance to aid the management decision-making process and provide assistance and expertise in developing reliability centered maintenance programs and on-line maintenance scheduling programs. Providing job and work process reengineering consultation and analysis to identify potential for improvement of existing job and work process methods.

               m)   Industrial Safety and Hygiene Services:
                    Providing JCP&L with OSHA Compliance assistance; plant safety analysis; asbestos sampling and analysis; noise surveillance and analysis; heat stress assessment; and policy and procedure writing.

               n)   Medical Services:
                    Providing fitness-for-duty medical services and other medical services related to JCP&L's needs to comply with state, federal or local laws or regulations.

               JCP&L maintains that the proposed Service Agreement will give JCP&L an additional option when choosing the most cost efficient manner to have the above type services performed. Through the proposed Service Agreement, JCP&L is seeking the opportunity to award work to its affiliate, GPUNC.

               N.J.S.A. 48:3-7.1 provides in pertinent part that

                    "no management, advisory service, construction or engineering contract ... made by any public utility with any person or corporation owning, holding or controlling separately, or in affiliation with another person or corporation, five percent or more of the capital stock of such public utility ... shall be valid or effective until approved in writing by the Board."

               The foregoing Statute also provides that:

                    "The [B]oard shall disapprove such contract if it determines that that [sic] such contract violates the laws of this state or of the United States, or that the price or fair compensation thereby fixed exceeds the fair price or fair compensation for the property to be furnished or the work to be done or the services to be rendered thereunder or is contrary to the public interest: otherwise the Board shall approve such contract."

               Any services that are  rendered by GPUNC will be  charged at
          the  actual costs  thereof.   This proposal  does not  entail the
          formation, of a new service organization, but utilizes an existing service organization and existing skills in the performance of new duties.

               Following an extensive discovery and conference process between JCP&L, the Division of the Ratepayer Advocate and Staff, the parties entered into a Stipulation recommending approval of the Service Agreement between JCP&L and GPUNC. On January 26, 1996, an Amendment to the Stipulation was executed by the parties, and incorporated in Paragraph 3 of the Stipulation.

               Staff believes the Stipulation represents a reasonable resolution of the issues in this proceeding and recommends its approval subject to the conditions set forth herein.

               Based upon a complete review of the Company's filing, and its responses to discovery requests, the Board FINDS that the

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



          Service Agreement is not unreasonable and not contrary to the public interest, is in accordance with the law, and has the potential to attain considerable cost efficiencies and thereby ultimately lower costs to consumers. In addition, we firmly believe that the ability to compete successfully in today's competitive generation environment will lead to greater financial stability for the Company and lower rates for ratepayers. We further believe that the conditions embodied in the Stipulation provide important ratepayer protections and continued regulatory oversight. We hereby place JCP&L on notice that the Board will review the actions taken by JCP&L to determine that the services provided by GPUNC to JCP&L are economically competitive with other services.

               Accordingly, the Board concurs with Staff's recommendation and HEREBY APPROVES the Service Agreement between GPUNC and JCP&L, subject to the terms and conditions provided for in the Stipulation and set forth herein below:

               1.   Staff recommends approval of this Service Agreement.

               2. JCP&L shall file with the Board a letter stating the following:

                         Notwithstanding the filing with the Securities and Exchange Commission ("SEC"), and/or the Federal Energy Regulatory Commission ("FERC"), if applicable or approval by the SEC and/or the FERC of the Service Agreement between GPUNC and JCP&L, JCP&L agrees that it shall not assert, in any administrative, regulatory, judicial or quasi-judicial forum, that such filing in any way pre-empts the New Jersey Board of Public Utilities' ability to review and rule upon the prudence, reasonableness, and the utility's right to recovery in its retail rates of costs incurred by JCP&L under the Service Agreement.

               3. JCP&L shall submit to the Board, on behalf of JCP&L, a written certification executed by an authorized officer of JCP&L which states that it is JCP&L's intention that the letter immediately referenced above will be enforceable in future regulatory proceedings.

                         If  and  to  the  extent  that  GPU
                         Generation  Corporation, acting  on
                         behalf of JCP&L, contracts  for and
                         receives services  from GPU Nuclear
                         Corporation   comparable   to   the
                         services   contemplated    by   the

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

                         Service  Agreement  (as defined  in
                         the  Stipulation), the  Board shall
                         have the same  authority to  review
                         such  transactions  as  it  has  to
                         review   transactions   under   the
                         Service Agreement received directly
                         by JCP&L.

               4. This Order shall not affect or in any way limit the exercise of the authority of the Board or of the State in any future petition or in any proceeding with respect to rates, franchises, services, financing, capitalization, depreciation, accounting, maintenance, operations or any other matter affecting GPUNC, JCP&L and the Board.

               5. The Board of Directors of GPUNC shall agree in writing to the terms and conditions of this Order.

               6. Approval of the Service Agreement does not preclude the Board from investigating during any formal proceeding, or from conducting an inquiry into, the reasonableness of charges incurred under the Service Agreement.

               7. It should be emphasized that the Board has ample statutory authority to regulate all utility activities in this State, and if required by then existing facts or circumstances, to take reasonable and appropriate action. Approval of the Service Agreement cannot alter or diminish the Board's pervasive regulation of and jurisdiction over all New Jersey utility operations, including rates, service and assets. In order to assure the continuation of safe, adequate and proper service, the activities of JCP&L will continue to be subject to ongoing surveillance by the Board pursuant to Title 48 of the New Jersey Statutes Annotated, including, but not limited to, N.J.S.A. 48:2-13, N.J.S.A. 48:2-29.1, N.J.S.A. 48:2-29.2, N.J.S.A. 48:3-
                    7, N.J.S.A. 48:3-7.1, N.J.S.A. 48:3-7.2, N.J.S.A. 48:3-
                    9 and N.J.S.A. 48:3-10.

               8. Full access shall be provided to the Board to any books and records and other information of any kind, documentary or otherwise, of GPUNC or any of its divisions or subsidiaries relating to the Service Agreement.

               9. GPUNC shall maintain its books and records in accordance with the appropriate Uniform System of Accounts as prescribed by this Board reflecting all costs, expenditures and charges made to or for the account of JCP&L.

               10. JCP&L shall file with the Board a signed copy of the executed Service Agreement between JCP&L and GPUNC within ten working days of its effective date.

               11. JCP&L shall also file a copy of all amendments made to the original Service Agreement and copies of all subsequent Service Agreements and the Board shall be in receipt of the amendments or subsequent Service Agreements at least fifteen days prior to their proposed effective date.

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

               12. The terms and conditions of the Service Agreement as actually executed by and between JCP&L and GPUNC shall not be changed substantively from the draft Service Agreement currently on file with the Board.

               13. JCP&L shall file with the Board, and the Board shall be in receipt of, a copy of the final SEC approval with respect to this Service Agreement, within ten working days of receipt of the approvals by JCP&L. JCP&L shall also file with the Board copies of all future SEC and FERC approvals received by GPUNC, that affect JCP&L in any way relating to the Service Agreement, within ten working days of JCP&L's receipt of same.

               14. GPUNC shall record costs and, to the extent applicable, all allocations of costs billed to JCP&L through the Service Agreement in sufficient detail to allow the Board to analyze, evaluate, and render a determination as to their fairness and reasonableness for ratemaking purposes.

               15. Information regarding the total salary of GPUNC employees and, where applicable employees or contractors hired by GPUNC, as well as the dollar amount and percentage allocations of the employees' or contractors employees' total salary for which JCP&L is being billed under the Service Agreement shall be maintained and made available to the Board during each rate proceeding and upon request. Such salary information shall continue to be subject to ongoing review by the Board during each rate proceeding as to the reasonableness thereof for ratemaking purposes, subject to the confidentiality procedures previously approved and followed by the Board with respect to personal data relating to individual employees, where applicable.

               16. All SEC and FERC filings relating to changes in the Service Agreement cost allocation formulas, or other changes to the Service Agreement affecting JCP&L, shall be submitted to the Board or its successors at least 45 days prior to the proposed effective date thereof as set forth in the filing to the SEC and/or FERC, but in no event later than the date of the filing thereof with the SEC and/or the FERC. JCP&L shall also submit to the Board or its successors any workpapers associated with such SEC and FERC filing at least 45 days prior to such proposed effective date as set forth in the formal SEC and FERC filing, but in no event later than the date of the filing thereof with the SEC and/or FERC. Copies of all annual, periodic or other reports filed by GPUNC with the SEC or FERC relating to the Service Agreement shall be contemporaneously submitted to the Board.

               17. There shall be a willingness on the part of GPUNC and JCP&L to prepare data relating to the Service Agreement as requested by the Board or its successors.

               18. JCP&L shall exercise diligent oversight over GPUNC to ensure that GPUNC performs services in accordance with the provisions of the Service Agreement's terms. During regulatory proceedings before the board or its successors, JCP&L and GPUNC shall, upon request, provide information showing the benefits to JCP&L and its ratepayers of this Service Agreement between JCP&L and GPUNC.

               19. The Board's or its successors' approval of this Service Agreement shall not reduce or constrain any existing authority the Board or its successors currently has to review JCP&L's capitals costs and operating and maintenance expenses.

               20. JCP&L will maintain a full accounting of any and all services provided by JCP&L to GPUNC, if any such services are provided.

               21. In addition to providing identified data, documents, reports and notifications to the Board as set forth above, JCP&L agrees that all such information will likewise be submitted simultaneously to the New Jersey Division of the Ratepayer Advocate.

               22. Approval of this Service Agreement shall not modify the Board's previous approval of the Operating Agreement between JCP&L and GPUNC.


          Dated:  March 15, 1996                  BOARD OF PUBLIC UTILITIES
                                                  BY:



                                                  HERBERT H. TATE
                                                  PRESIDENT



                                                  CARMEN J. ARMENTI
                                                  COMMISSIONER



                                                  EDWARD H. SALMON
                                                  COMMISSIONER


          JAMES A NAPPI
          SECRETARY





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